Exhibit 10.40

[Portions herein identified by [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission pursuant to Rule 406 of the Securities Act of 1933.]

Amendment No. 1
to the
Patent and Technology License and Technology Transfer Agreement

This Amendment No. 1 (“Amendment”) is by and between IGT, a Nevada corporation with principal offices at 9295 Prototype Drive, Reno, Nevada, 89521 (“IGT”) and PureDepth Inc., a Delaware corporation with principal offices at 230 Twin Dolphin Drive, Suite D, Redwood City, California, 94065 (together with its subsidiaries PureDepth Limited and PureDepth Incorporated Limited, collectively “PureDepth”) and amends the Patent and Technology License and Technology Transfer Agreement (the “Agreement”) between IGT and PureDepth.  The effective date of this Amendment is the date on which the prepaid royalty of $10,000,000 described in item 9 below (referencing Section 4.01) is delivered by IGT to PureDepth.

1.	Section 1.06 (Field of Use) is hereby amended by adding the following sentence after the last existing sentence:

“Notwithstanding the foregoing, the Field of Use in Japan specifically excludes Pachinko and Pashislot and related Administrative Machines for Pachinko and Pashislot.”

2.	Section 1.16 (Territory) is hereby deleted in full and replaced with the following:

“’Territory’ means worldwide, however with respect to Japan, the Field of Use is limited as described in Section 1.06 (Field of Use).”

3.	Section 2.01 (Term) is hereby amended by adding the following sentence after the existing sentence:

“Thereafter, this Agreement shall automatically be extended for an additional ten (10) year period (the “Second Term”).”

4.	Section 2.04 (Option for Renewal) is hereby amended by replacing the “Initial Term” with “Second Term” and concluding with the following new sentences:

“To be clear, [***] prior to the end of the Second Term, the Parties agree to discuss a further extension of the Agreement (Third Term) and negotiate in good faith the conditions of such Third Term, if any, taking into account market conditions.  If the parties are not able to agree upon the terms of a further extension prior to the end of the Second Term, this Agreement will terminate upon expiration of the Second Term in accordance with its terms.

However if [***] PureDepth will not [***] except as otherwise provided for in this Section 2.04.

If at any time within [***] PureDepth proposes to [***] then PureDepth shall [***]

[***]

5.
Section 3.01 (Grant) is hereby amended by adding the phrase “and IGT’s Affiliates” after “IGT” in the first and second sentences, and by adding the following new sentences below the existing two sentences:

“The parties agree that upon [***] PureDepth and IGT will negotiate in good faith to [***].

For avoidance of doubt, PureDepth shall have no rights under the Licensed Intellectual Property, within the Territory and within the Field of Use, while the exclusive license to IGT under this section 3.01 remains in effect, to make, have made, use, market, distribute, Sell, offer to Sell, license, import, or export Gaming Machines to any person and in any manner.

Nothing in this paragraph shall affect PureDepth’s rights to make, have made, use, market, distribute , sell, offer to sell, license, import, or export [***]

6.	Section 3.02 (Right to Sublicense) is hereby amended by adding the phrase “and IGT’s Affiliates” after the first occurrence of “IGT” in the first sentence of the first paragraph.

7.	Section 3.02 (Right to Sublicense) is hereby amended by replacing all text after “pay over to PureDepth” in the first sentence of the third paragraph with the following new text:

“a Fixed Fee as set forth in Section 4.05.”

8.	Section 4.01 (Prepaid Royalty) is hereby amended by inserting the number “$3,750,000” inside of the parentheses and in front of the phrase “Prepaid Royalty” at the end of the existing first sentence.

9.	Section 4.01 (Prepaid Royalty) is hereby amended by inserting the following two sentences after the end of the existing first sentence:

“On or before September 16, 2008, IGT will deliver a nonrefundable ([***]) prepaid royalty of ten million dollars ($10,000,000) to PureDepth (‘$10,000,000 Prepaid Royalty’).  The $3,750,000 Prepaid Royalty and the $10,000,000 Prepaid Royalty will collectively be referred to as the ‘Prepaid Royalty.’”

10.	Section 4.02 (Royalty Schedule) is hereby amended by inserting the phrase “During the Initial Term,” at the front of the existing first sentence.

11.	Section 4.02 (Royalty Schedule) is hereby amended by inserting the words “, an Affiliate of IGT” before the text “or any sublicensee” in the existing first sentence.

12.	Section 4.02 (Royalty Schedule) is hereby amended by adding the following new paragraph below the last sentence of the existing text of the first paragraph in Section 4.02 (Royalty Schedule):

“During the Second Term and only after the $3,750,000 Prepaid Royalty is exhausted as applied to royalties due under Section 4.02, the royalty structure described in this Section 4.02 (Royalty Schedule) will still be applicable but the royalty rate will increase from [***] as follows:

[***]

[***]

[***]

13.	Section 4.03 (Payments and Reporting) subsection (a) is hereby amended by adding the phrase “and the $10,000,000 Prepaid Royalty” after the phrase “$3,750,000 Prepaid Royalty.”

14.
Section 4.03 (Payments and Reporting) subsection (b) is amended by adding the phrase “and all fees received by IGT from sublicenses as set forth in Section 4.05” after the phrase “Sales of Licensed Product.”

15.
Section 4.03 (Payments and Reporting) subsection (c) is amended by adding the phrase “and all fees received by IGT from sublicenses as set forth in Section 4.05” after the phrase “Sales of Licensed Products (and all Wagering Stations).”

16.
Section 4.03 (Payments and Reporting) subsection (d) is amended by adding the phrase “and Fixed Fees” after the word “royalties” in each of the two places where such term is used in the last sentence of Section 4.03 subsection (d) (Payment and Reporting).

17.
Section 4.03 (Payments and Reporting) subsection (e) is amended by adding the phrase “and Fixed Fee payments” after the phrase “Royalty payments” in the first sentence of Section 4.03 (Payments and Reporting) subsection (e).

18.	Section 4.03 (Payments and Reporting) subsection (f) is amended by adding the phrase “and Fixed Fee payments” after the word “royalties” in Section 4.03 (Payments and Reporting) subsection (f).

19.	Section 4.03 (Payments and Reporting) is amended by adding a new subsection (g) after existing subsection (f) as follows:

“(g) IGT will compute and pay the Fixed Fee pursuant to and as defined in Section 4.05 (Fixed Fees for Sublicenses) to PureDepth within thirty (30) days after the end of each quarter of the calendar year - - the quarters ending on March 31st, June 30th, September 30th, and December 31st.”

20.	Section 4.04 (No Royalty for Samples) is amended by adding the phrase “or Fixed Fee payments” after the word “royalty” in Section 4.04 (No Royalty for Samples).

21.	New Section 4.05 (Fixed Fee for Sublicenses) is hereby added after Section 4.04 (No Royalty for Samples) as follows:

“With respect to sublicenses granted by IGT to third parties, other than IGT Affiliates, for Gaming Machines and Administrative Machines pursuant to the terms of Section 3.02 (Right to Sublicense), IGT will pay PureDepth, as set forth below, (a) license fees for sublicensee Sales of Gaming Machines or Administrative Machines, (b) [***] of all Net Proceeds received by IGT from periodic fees paid by sublicensees, or (c) a negotiated fee on participation game revenue (hereinafter collectively referred to as the “Fixed Fee”).  Net Proceeds means IGT’s sublicense proceeds less taxes, duties, and shipping charges.  In such cases where IGT pays PureDepth a Fixed Fee as specified in this Section 4.05, IGT shall [***]

For avoidance of doubt, Sales by IGT to casinos or other end users do not constitute "sublicenses" and are therefore not subject to a Fixed Fee.  Further, IGT shall not be obligated to pay a Fixed Fee on any Sale by it or any of its Affiliates, regardless of whether the Gaming Machine Sold provides a daily fee, a revenue share, or like proceeds to IGT.

To be clear, the Parties agree that for each sublicense the Fixed Fee will apply according to only one of the following structures:

If a sublicensee Sells a Gaming Machine or Administrative Machine and remits to IGT a one time license fee, IGT will pay PureDepth the royalty rate currently in effect as set out in the Royalty Schedule in section 4.02.

If a sublicensee places a Gaming Machine or Administrative Machine and remits to IGT an associated daily fee (or other periodic fee) IGT will pay PureDepth [***] of IGT’s Net Proceeds associated with the daily fee.

If a sublicensee places a Gaming Machine or Administrative Machine and remits to IGT associated recurring revenue, IGT shall negotiate a daily fee (or other periodic fee) due to Pure Depth concurrently with IGT entering into a sublicense with the sublicense.

To be clear, if a Fixed Fee does not apply in respect of a Gaming Machine or Administrative Machine, then the Royalty Schedule of Section 4.02 shall apply.

Any Fixed Fees paid by IGT to PureDepth prior to exhaustion of the total Prepaid Royalty under Section 4.02 will be applied against the Prepaid Royalty in the amounts of the Fixed Fees.”

22.	A new Section 4.06 (Option) will be added after new Section 4.05 (Fixed Fee for Sublicenses) as follows:

“Section 4.06 Option.  If, by the end of the first three (3) years of the Second Term (the “First Segment”), and if by the end of each subsequent year of the Second Term thereafter (each an “ Annual Period”), IGT has not Sold and/or sublicensed an average of [***] Wagering Stations or [***] during the then expired portion of the Second Term, PureDepth will have the option, in PureDepth’s sole discretion, to terminate IGT’s exclusive license under Section 3.01 (Grant) by written notice delivered to IGT within sixty (60) days after expiration of the First Segment or the applicable Annual Period, subject to payment by PureDepth of a “Buy Back Payment” to IGT.  The Buy Back Payment will be [***] As an example, if IGT Sells [***]Wagering Stations in the first year of the Second Term, [***]Wagering Stations in the second year of the Second Term and [***]Wagering Stations in the third year of the Second Term, then IGT shall be deemed to have met its obligation of having Sold an average [***]Wagering Stations per year during the then expired portion of the Second Term and PureDepth shall not have the option to terminate IGT’s exclusive license at that time.

In addition, IGT shall have the right to maintain its exclusive license under this Agreement by purchasing additional licenses ("Additional Licenses") in lieu of Sales of Gaming Machine such that with the Additional Licenses the average calculates to [***] Wagering Stations Sold by IGT per year during the then expired portion of the Second Term.  Any Additional Licenses as may be purchased by IGT shall be purchased at a royalty rate [***] per Wagering Station.  If such Additional Licenses are to be purchased by IGT prior to exhaustion of the total Prepaid Royalty under Section 4.02, then such Additional Licenses will be applied against the Prepaid Royalty.

If PureDepth makes the Buy Back Payment as set forth in this Section 4.06 and IGT does not purchase Additional Licenses as necessary to maintain exclusivity, then the exclusive license granted by PureDepth to IGT in Section 3.01 will convert to a non-exclusive license until the end of the Second Term.  Under the non-exclusive license, IGT will pay PureDepth a royalty of [***] for each Wagering Station provided with Gaming Machines that are Sold by IGT or any sublicensee of IGT.  However, if PureDepth grants to any manufacturer or distributor of Gaming Machines, a license that is under any Licensed Intellectual Property and that will permit such manufacturer or distributor to manufacture or Sell Gaming Machines licensed in this Agreement for any use within the scope of the license granted in this Agreement, that is within the Territory and within the Field of Use, at royalty rates that, calculated on an equivalent basis in respect to the Licensed Intellectual Property in question, are lower than [***] per Wagering Station, then PureDepth will (a) promptly notify IGT of such license, provided however that PureDepth need not disclose the identify of the licensee or specific license terms to IGT, and (b) extend to IGT the lower royalty rates of the noticed license, effective as of the date on which they became effective in respect to the noticed license.”

23.	Section 6 (Technology Transfer) is hereby amended by adding a new subsection 6.05 (Third Party Software Development) as follows:

“Section 6.05 Third Party Software Development.  IGT acknowledges and agrees that PureDepth has the right to enter into contracts with third party subcontractors under which PureDepth will perform software development for such third parties solely to develop software to be delivered to IGT in return for consideration to be paid to PureDepth by such third parties.”

24.
Section 5.03 (Intellectual Property Review by IGT and Maintenance Rights) is hereby amended by adding the following phrase at the beginning of the second sentence: “With respect to PureDepth Patent Applications which have been published or which have direct counterparts that has been published,”.

25.
Section 5.03 (Intellectual Property Review by IGT and Maintenance Rights) is hereby amended by replacing the sentence that begins “PureDepth shall also provide IGT with copies of any proposed PureDepth Patent Applications” and the sentence that follows with the following two sentences:

“PureDepth and its agents shall not provide IGT or its agents with copies of confidential unpublished Patent Applications or prosecution documents associated with such confidential unpublished Patent Applications.  If PureDepth provides confidential unpublished Patent Applications or prosecution documents associated therewith to IGT, such applications shall not be deemed Confidential Information within the meaning of Section 9.01.”

26.	Section 1.13 is hereby amended by adding the following text after "'Existing Patent Applications'" in the first sentence:

"relating to MLD Technology, filed in the US or elsewhere on or before the Effective Date, and owned by PureDepth or any Affiliate of PureDepth, including all patent applications".

27.	Section 1.13 is hereby amended by adding the following text after "during the term of this Agreement" in the first sentence:

"and owned by PureDepth or any Affiliate of PureDepth".

28.	Section 1.14 is hereby amended by adding the following text after "controlled by PureDepth":

"or any Affiliate of PureDepth".

29.	Section 8.03 is hereby amended by replacing [***]

30.	Section 1.15 is hereby amended by adding the following text after “the sale,”:

“lease,”

Except as expressly amended herein, all other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers thereof or authorized representatives.

IGT:	PUREDEPTH:

By: /s/ Randy Hedrick	By: /s/ Jonathan J. McCaman
Name: Randy Hedrick	Name: Jonathan J. McCaman
Title: SR VP IGT Labs	Title: CFO
Date: September 10, 2008	Date: September 10, 2008